Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED
CERTIFICATE OF
INCORPORATION

OF

ENTASIS THERAPEUTICS
HOLDINGS INC.

Entasis Therapeutics Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies and submits the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”):

ONE: Name. The name of the corporation is Entasis Therapeutics Holdings Inc. (the “Corporation”).

TWO: Date of Adoption. The amendment set forth in Four of this Certificate of Amendment was adopted on June 10, 2020.

THREE: Manner of Adoption. The amendment set forth in Four of this Certificate of Amendment was duly adopted by a sufficient vote of the stockholders of the Corporation in accordance with Section 242 of the DGCL.

FOUR. Amendment to Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph as Article IX:

“Without limiting this Corporation’s rights or obligations under any contract or agreement, this Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined in the following sentence). An “Excluded Opportunity” is any potential transaction or matter that may be an opportunity for this Corporation that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of  (i) Innoviva, Inc. or (ii) any of its Affiliates (as defined below) (each a “Covered Person” and collectively, “Covered Persons”), unless such potential transaction or matter is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. An “Affiliate” is, with respect to Innoviva, Inc., any other person directly or indirectly controlling, controlled by or under common control with such person, which shall include any director (including in such person’s capacity as an observer on any committee of the Board of Directors) who has been designated by Innoviva, Inc., but shall not include this Corporation or any of its subsidiaries.”

FIVE. Effective Date of this Certificate of Amendment. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duty authorized officer this 10th day of June, 2020.

ENTASIS THERAPEUTICS HOLDINGS INC.

By:	/s/ Manoussos Perros
Manoussos Perros
Chief Executive Officer

[Signature Page to Certificate of Amendment]